Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:


				Votes for		   Votes withheld
Ravi Akhoury			30,343,121			1,074,427
Jameson A. Baxter		30,342,110			1,075,438
Charles B. Curtis		30,331,098			1,086,450
Robert J. Darretta		30,356,867			1,060,681
Myra R. Drucker			30,341,334			1,076,214
John A. Hill			30,326,341			1,091,207
Paul L. Joskow			30,330,984			1,086,564
Elizabeth T. Kennan*		30,327,589			1,089,959
Kenneth R. Leibler		30,326,722			1,090,826
Robert E. Patterson		30,341,154			1,076,394
George Putnam, III		30,334,470			1,083,078
Robert L. Reynolds		30,348,125			1,069,423
W. Thomas Stephens 		30,330,792			1,086,756
Richard B. Worley		30,339,947			1,077,601

*Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes           	Votes                       	Broker
For			against       Abstentions     non-votes

19,979,861		755,728		824,262		9,857,697


All tabulations are rounded to the nearest whole number.